Exhibit 2.9

AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

by and between

the Seller party hereto,

VERIO INC.,

the Buyer party hereto,

SFX ACQUISITION, INC.,

and Parent of the Buyer party hereto,

COGENT COMMUNICATIONS, INC.,

dated as of December 1, 2004

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	4.6	Brokers	19
	4.7	No Other Representations	19

5.	CERTAIN COVENANTS		20

	5.1	Access to Information	20
	5.2	Taxes	20
	5.3	Employees; Employee Benefits	21
	5.4	Regulatory Compliance	22
	5.5	Inadvertent Payments and Transfers	22
	5.6	Additional Covenants	22
	5.7	Confidentiality	23

6.	CLOSING		24

	6.1	Closing	24
	6.2	Deliveries by Seller	24
	6.3	Deliveries by Buyer	24
	6.4	Additional Agreements	24
	6.5	Contemporaneous Effectiveness	25

7.	PARENT GUARANTEE; JOINT AND SEVERAL OBLIGATIONS		25

8.	SURVIVAL AND INDEMNITY		25

	8.1	Survival of Representations and Warranties	25
	8.2	General Agreement to Indemnify	25
	8.3	General Procedures for Indemnification	27

9.	MISCELLANEOUS PROVISIONS		29

	9.1	Notices	29
	9.2	Expenses	30
	9.3	Entire Agreement	30
	9.4	Waiver of Jury Trial	30
	9.5	Governing Law	30
	9.6	Waiver	31
	9.7	No Oral Modification	31
	9.8	Assignments; Successors	31
	9.9	Severability	31
	9.10	Specific Performance	31
	9.11	Limitations on Public Disclosure	32
	9.12	No Third Party Beneficiaries	32
	9.13	Time of the Essence	32
	9.14	Counterparts	32
	9.15	Waiver of Compliance with Bulk Transfer Laws	32

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Exhibits

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assumption Agreement
Exhibit C	Form of Seller Access Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Buyer Customer Service Agreement

Schedules

Schedule 2.1	Purchased Assets
Schedule 2.2	Purchased Contracts
Schedule 2.6	Net Working Capital

Other Schedules	Buyer Disclosure Schedule – Not applicable (no disclosures required)
Seller Disclosure Schedule – Not applicable (no disclosures required)

Attachment I	Employee Matters

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AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

THIS AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS is made as of December 1, 2004 by and between Verio Inc., a Delaware corporation (“Seller”), SFX Acquisition, Inc., a Delaware corporation (“Buyer”), and Cogent Communications, Inc., a Delaware corporation (“Parent”).

RECITALS

A.  WHEREAS, Seller is, among other things, engaged in the business of providing internet access, hosting, security and related services;

B.  WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and assume from Seller, the Purchased Assets and the Purchased Contracts, and Buyer is willing to assume the Assumed Liabilities, in each case as more fully described and upon the terms and subject to the conditions set forth herein;

C.  WHEREAS, concurrently with the execution of this Agreement, Seller and Buyer are entering into the Bill of Sale and other documents and instruments to effectuate the transfer of the Purchased Assets and the Purchased Contracts, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated hereby, including the Transition Services Agreement and an Assumption Agreement, and after the date hereof may enter into or deliver other agreements, documents and instruments as contemplated hereby to effectuate such transfer, assumption and consummation, including additional Assumption Agreements (all such concurrent or subsequent agreements, documents and instruments, as amended, supplemented or otherwise modified in accordance with the provisions hereof or thereof, and in each case including the attachments and schedules thereto, collectively, the “Collateral Agreements”); and

D.  WHEREAS, Parent desires Seller to enter into this Agreement and the other Collateral Agreements, and, in order to induce Seller to enter into this Agreement and the other Collateral Agreements, agrees to be jointly and severally liable with Buyer for all of Buyer’s agreements and obligations arising under this Agreement and the Collateral Agreements.

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

AGREEMENT

1.                                      DEFINITIONS

1.1                               Defined Terms

For the purposes of this Agreement, the following words and phrases shall have the following meanings whenever used in this Agreement (including the schedules, attachments and exhibits hereto):

“Accounts Payable” has the meaning assigned in Section 2.4.

“Accounts Receivable” has the meaning assigned in Section 2.6.

“Action” means any action, litigation, claim, suit, arbitration, mediation, inquiry, investigation, government investigation, regulatory proceeding or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Body or similar Person or body.

“Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person.  As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” means this Agreement for the Purchase and Sale of Assets, as amended, supplemented or otherwise modified in accordance with its terms, and including attachments and schedules hereto.

“Allocation Agreement” has the meaning assigned in Section 5.2(b).

“Applicable Geographic Area” has the meaning assigned in Section 5.6(a).

“Assumed Liabilities” has the meaning assigned in Section 2.4(a).

“Assumption Agreement” has the meaning assigned in Section 6.4 and includes the Assumption Agreement delivered at Closing and any other Assumption Agreement delivered pursuant to the terms hereof.

“Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA) and each profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, program or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded, sponsored, maintained or contributed to by Seller in which any Identified Employee participates or with respect to which Seller has any liability, with respect to any Identified Employee.

“Bill of Sale” has the meaning assigned in Section 6.2(a).

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banks in The City of New York or the State of Colorado are authorized or required by law, regulation or executive order to remain closed.

“Buyer” has the meaning assigned in the preamble hereof.

“Buyer’s Consents” has the meaning assigned in Section 4.3(b).

“Buyer Customer Service Agreement” has the meaning assigned in Section 6.4(d).

“Cap” has the meaning assigned in Section 8.2(d).

“Closing” has the meaning assigned in Section 6.1.

“Closing Date” has the meaning assigned in Section 6.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agreements” has the meaning assigned in Recital C.

“Communications Act” shall mean the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and from time to time thereafter as well as the rules and regulations promulgated thereunder.

“Confidential Information” has the meaning assigned in Section 5.7(c).

“Contracts” means all contracts, agreements, leases, subleases, licenses, sublicenses, commitments, indemnities, assignments, understandings and arrangements, whether written or oral.

“Customer Contracts” means Purchased Contracts that are contracts with customers or resellers of Seller.

“Deferred Revenue” has the meaning assigned in Section 2.6.

“Encumbrance” means any mortgage, pledge, security interest, easement, hypothecation, assignment, lien or other encumbrance.

“Environmental Law” shall mean any Law which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, pathogens, odors, pollutants, or contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into air (whether indoors or out), water (whether surface or underground) or land (including any subsurface strata), or otherwise relating to their manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, the National Environmental Policy Act of 1969, and any state provision analogous to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning assigned in Section 2.3.

“Excluded Liabilities” has the meaning assigned in Section 2.4(b).

“FCC” means the Federal Communications Commission.

“Governmental Body” means any nation or government, any state or other political subdivision thereof, any legislative, executive or judicial unit or instrumentality of any governmental entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof or any entity (including a court or self-regulatory organization) exercising executive, legislative, judicial, Tax, regulatory or administrative functions of or pertaining to government.

“Hazardous Substance” means any material, substance, form of energy or pathogen which (i) constitutes a “hazardous substance”, “toxic substance” or “pollutant”, “contaminant”, “hazardous material”, “hazardous chemical”, “regulated substance”, or “hazardous waste” (as such terms are defined by or pursuant to any Environmental Law) or (ii) is otherwise regulated or controlled by, or gives rise to liability under, any Environmental Law.

“Hired Employee” has the meaning assigned in Section 5.3.

“Inbound Deposits” has the meaning assigned in Section 2.6.

“Indemnified Party” has the meaning assigned in Section 8.2(a).

“Indemnifying Party” has the meaning assigned in Section 8.2(a).

“Identified Employees” has the meaning assigned in Section 5.3.

“Knowledge” means, in connection with any reference to the Knowledge of Seller or Buyer, the actual knowledge of any directors or executive officers who are responsible for the management, administration or execution of the subject matter of such representation and warranty (after due inquiry of the persons who report directly to such directors or officers) of, in the case of Knowledge of Seller, Seller, or, in the case of Knowledge of Buyer, Buyer.

“Law” or “Laws” shall mean any law, statute, ordinance, rule, regulation, code, order, judgment, Tax ruling, injunction, decision or decree of any Governmental Body.

“Licenses” shall mean any licenses, registrations or certificates granted to Seller by the FCC under the Communications Act and or any state public utility commission, regulatory agency or similar regulatory body as required by applicable Law.

“Losses” has the meaning assigned in Section 8.2(a).

“Material Adverse Effect” means a material adverse effect on (i) the operations, condition (financial or other) or results of operations of the Purchased Assets and the Purchased Contracts (taken together as a whole), or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement and the Collateral Agreements or to perform its obligations hereunder or thereunder, respectively; provided, that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect:  (i) conditions generally affecting any of the industries or markets in which Seller or Buyer, as the context requires, operate; (ii) the engagement in hostilities by the United States, an escalation in hostilities involving the United States or a declaration of a national emergency or war by the United States; (iii) any change in general economic, political or financial condition of the United States, including as a result of terrorist activities; or (iv) any disruption arising out of the announcement of the transaction contemplated hereby.

“Net Working Capital” has the meaning assigned in Section 2.6.

“New Hire Date” has the meaning assigned in Section 5.3.

“Outbound Deposits” has the meaning assigned in Section 2.6.

“Parent” has the meaning assigned in the preamble hereof.

“Permits” means all material permits, licenses, certificates, approvals, qualifications, registrations, and similar authorizations issued to Seller by a Governmental Body related to the Purchased Assets or Purchase Contracts, including any amendment, modification, limitation, condition or renewal thereof, other than a License.

“Permitted Encumbrances” means (i) liens on personal property for Taxes not yet due and payable, (ii) any mechanics’, carriers’, workmen’s, repairmen’s or other similar liens arising or incurred in the ordinary course of business and (iii) those Encumbrances set forth in the Seller Disclosure Schedule and designated as Permitted Encumbrances.

“Person” means any individual, corporation, partnership, limited liability company, limited liability firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any Governmental Body.

“Prepaid Amounts” has the meaning assigned in Section 2.6.

“Purchase Price” has the meaning assigned in Section 2.5(a).

“Purchased Assets” has the meaning assigned in Section 2.1 and for the avoidance of doubt does not include the Purchased Contracts.

“Purchased Contracts” has the meaning assigned in Section 2.2.

“Real Property Leases” shall mean the leases with respect to real property listed on Schedule 2.2.

“Seller” has the meaning assigned in the preamble hereof.

“Seller Access Agreement” has the meaning assigned in Section 6.4(b).

“Seller Disclosure Schedule” has the meaning assigned in the preamble to Section 3.

“Seller’s Consents” has the meaning assigned in Section 3.3(b).

“Services” has the meaning assigned in Section 5.6(a).

“Subsequently Assigned Contracts” has the meaning assigned in Section 2.8(b).

“Tax Returns” means all returns, information returns, reports, declarations, or other filings required to be made with any Governmental Body with respect to Taxes.

“Tax Warranties” shall mean the representations and warranties in Section 3.10.

“Taxes” mean all taxes of any kind, charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, profits, license, net worth, asset, transaction, and other taxes, imposed upon any Person by any Law or Governmental Body, together with any interest and any penalties, or additions to tax, with respect to such taxes.

“Third Party” means any Person other than, and not an Affiliate of, the other referenced Person or Persons.

“Third Party Claim” has the meaning assigned in Section 8.3(a).

“Threshold” has the meaning assigned in Section 8.2(d).

“Title and Authorization Warranties” shall mean the representations and warranties in Sections 3.1, 3.2, 3.4(a), 4.1 and 4.2.

“Transition Services Agreement” has the meaning assigned it in Section 6.4(c).

1.2                               Other Definitional and Interpretive Matters

Unless otherwise expressly provided, for purposes of this Agreement and the Collateral Agreements, the following rules of interpretation shall apply:

(a)                        Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)                       Gender and Number.  Any reference to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(c)                        Headings.  The provision of a Table of Contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement and the Collateral Agreements.  All references in this Agreement to any “Section” are to the corresponding Section of the agreement in which such reference occurs unless otherwise specified.  Unless otherwise specified, all references herein to numbered articles and sections are to articles and sections of this Agreement, all references herein to schedules are to schedules to this Agreement and all references herein to exhibits are to exhibits to this Agreement.

(d)                       Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to the agreement in which such reference occurs as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(e)                        Including.  The word “including” or any variation thereof means “including without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

2.                                      PURCHASE AND SALE OF THE ASSETS

2.1                               Purchased Assets

(a)                        Upon the terms and subject to the conditions of this Agreement, (i) Seller hereby sells and transfers, assigns, conveys and delivers to Buyer, and Buyer hereby purchases, acquires and accepts from Seller, all of Seller’s right, title and interest in, to and under, the assets and properties described on Schedule 2.1 (collectively, the “Purchased Assets”), and (ii) legal and equitable title and risk of loss with respect to all of the Purchased Assets hereby passes to Buyer.  Delivery of the Purchased Assets hereunder shall be on a “where-is” basis, and Buyer assumes all liability for any right-to-use licensing or certification for such equipment.

(b)                       No physical transfer or delivery of Purchased Assets shall be required.

2.2                               Assignment of Contracts

(a)                        Upon the terms and subject to the conditions of this Agreement, including the provisions concerning the transfer of Subsequently Assigned Contracts, Seller hereby assigns and transfers to Buyer all of Seller’s right, title and interest in and to, and Buyer hereby assumes and takes assignment of, the Contracts listed on Schedule 2.2 (including rights to any Accounts Receivable set forth on Schedule 2.6), including the Real Property Leases (collectively, the “Purchased Contracts”).

(b)                       The parties acknowledge and agree that Schedule 2.2 as attached on the date hereof reflects Contracts as of October 31, 2004.  Seller shall deliver to Buyer within 7 Business Days following the Closing Date a revised Schedule 2.2 reflecting Contracts as of the Closing Date, including any deletions of Contracts that that have expired or otherwise been terminated and the addition of any Contracts similar to the Contracts listed on Schedule 2.2 as attached on the date hereof.  Such revised Schedule 2.2, when incorporated herein pursuant to an amendment to this Agreement executed by each party hereto (such execution not to be unreasonably withheld or delayed by any party hereto), shall be definitive for all purposes of this Agreement and the Collateral Agreements.

2.3                               Excluded Assets

Notwithstanding anything herein to the contrary (but subject to Sections 2.2(b) and 2.6 hereof), Seller shall be deemed to sell, transfer, assign, convey and deliver, and Buyer shall be deemed to purchase, assume and acquire, only (i) the Purchased Assets described on Schedule 2.1, (ii) the Purchased Contracts listed on Schedule 2.2, and (iii) the Inbound Deposits identified on Schedule 2.2, and Buyer shall not be deemed to acquire any other asset or right whatsoever, including any interest in any accounts receivable (except as provided in Section 2.2), Contracts (other than the Purchased Contracts), cash, bank accounts, certificates of deposit, commercial paper, treasury bills and notes, money market investments and other marketable securities and similar cash equivalents and instruments (the “Excluded Assets”).

2.4                               Assumed Liabilities; Excluded Liabilities

(a)                        Upon the terms and subject to the conditions of this Agreement, including the provisions with respect to Subsequently Assigned Contracts, Seller hereby assigns, and Buyer hereby assumes and agrees to honor, pay and discharge when due:

(i)                   all of Seller’s accounts payable with respect to the Purchased Assets and Purchased Contracts set forth on Schedule 2.6 (“Accounts Payable”), and

(ii)                all liabilities and obligations arising under or with respect to any Purchased Asset or Purchased Contract in connection with or as a result of facts, events or circumstances occurring, or accruing, after the Closing Date (such Accounts Payable and other liabilities and obligations, collectively, the “Assumed Liabilities”).

Seller acknowledges and agrees that, except for the Accounts Payable, all liabilities and obligations arising under or with respect to any Purchased Asset or Purchased Contract in connection with or as a result of facts, events or circumstances occurring, or accruing, before the Closing Date shall remain liabilities and obligations of Seller.

(b)                       Except as set forth in this Agreement or any Collateral Agreement, Buyer shall not assume or otherwise be liable in respect of, or be deemed to have assumed or otherwise be liable in respect of, any other liability or obligation of Seller or its Affiliates, including any debt (including any debt or other obligation to any Third Party or to any Affiliate of Seller), claim, obligation or other liability (including any litigation or potential litigation to which Seller is or may be a party, and any other liability, preference or fraudulent conveyance claim in bankruptcy, liability for Taxes (whether or not accrued, assessed or currently due and payable), undisclosed liability, contingent liability or unknown liability) of Seller or any of its Affiliates whatsoever (collectively, the “Excluded Liabilities”).

2.5                               Purchase Price

(a)                        In consideration of the sale, transfer, assignment, conveyance, delivery and transfer by Seller of the Purchased Assets and the Purchased Contracts, concurrently with the execution of this Agreement (but subject to Article 6 hereof) Buyer shall:

(i)                   pay $1.00, in cash, to Seller (the “Purchase Price”), and

(ii)                assume the Assumed Liabilities.

(b)                       In the event of any conflict between the terms of this Agreement and the terms of the Transition Services Agreement or any other Collateral Agreement, the terms of this Agreement shall control.

2.6                               Net Working Capital Adjustments

(a)                        Schedule 2.6 attached hereto states the Net Working Capital as of October 31, 2004, and reflects the Accounts Receivable, Inbound Deposits, Prepaid Amounts, Accounts Payable, Outbound Deposits, Deferred Revenue and Net Working Capital as of October 31, 2004.  Within 7 Business days following the Closing Date, Seller will deliver to Buyer a revised Schedule 2.6 stating the Net Working Capital as of the Closing Date, with each category set forth above updated and determined in a manner consistent with the manner in which Schedule 2.6 as attached on the date hereof was determined.  Such revised Schedule 2.6, when incorporated herein pursuant to an amendment to this Agreement executed by each party hereto (such execution not to be unreasonably withheld or delayed by any party hereto), shall be definitive for all purposes of this Agreement and the Collateral Agreements.

(b)                       “Net Working Capital” shall mean the net amount of:

(i)                   the sum of (x) Inbound Deposits, plus (y) Accounts Receivable, plus (z) Prepaid Amounts, minus

(ii)                the sum of (x) Accounts Payable, (y) Outbound Deposits, and (z) Deferred Revenue.

(c)                        With respect to the Net Working Capital as of the Closing Date, if the sum of the amounts referenced in (b)(i) above exceeds the sum of the amounts referenced in (b)(ii) above, Seller may withhold one or more payments or remittances (including remittances of Accounts Receivable thereunder) otherwise to be made to Buyer pursuant to the Buyer Customer Service Agreement or the Transition Services Agreement in an aggregate amount equal to the amount of the difference between such sums.  Conversely, if the sum of the amounts referenced in (b)(ii) above exceeds the sum of the amounts referenced in (b)(i) above, Buyer may withhold one or more payments otherwise to be made to Seller pursuant to the Seller Access Agreement or the Transition Services Agreement in an aggregate amount equal to the difference between such sums.  The Parties agree that the foregoing offset rights of Seller and Buyer shall supercede any prohibition against set-off or deduction in the Buyer Customer Service Agreement, Seller Access Agreement or Transition Services Agreement.

(d)                       For purposes of this Agreement, the following terms shall have the following meanings:

(i)                   “Accounts Receivable” means accounts receivable of Seller pursuant to the Customer Contracts.

(ii)                “Deferred Revenue” means any revenue that has been prepaid to Seller as of the Closing Date under the Customer Contracts with respect to goods and services to be provided on or after the Closing Date, regardless of whether the recipient of such goods or services has received an invoice for such goods or services and as adjusted for non-payment by customers and adjustments issued thereto; provided, that the parties acknowledge that Schedule 2.6 as attached on the date hereof reflects such amounts determined as of October 31, 2004.

(iii)             “Inbound Deposits” means security deposits previously paid by Seller and subject to return to Buyer under the Purchased Contracts.

(iv)            “Outbound Deposits” means security deposits previously received by Seller and subject to return to customers by Buyer under the Customer Contracts.

(v)               “Prepaid Amounts” shall mean any amounts (including rent) prepaid by Seller with respect to goods and services obtained, or that would have been obtained, by Seller under the Purchased Contracts after the Closing Date (regardless of whether such Purchased Contract is assigned as of the Closing Date or at a later date); provided, that the parties acknowledge that Schedule 2.6 as attached on the date hereof reflects such amounts determined as of October 31, 2004.

2.7                               No Offset

Except as specifically provided in this Agreement or any Collateral Agreement, Buyer’s and Seller’s obligations under this Agreement or any Collateral Agreement shall not be subject to offset or reduction for any reason, including by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any of the Collateral Agreements or any right or alleged right to indemnification hereunder.

2.8                               Further Assurances; Further Conveyances and Assumptions; Subsequently Assigned Contracts

(a)                        Subject to the terms and conditions hereof, Seller and Buyer shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby.  Seller shall, from time to time subsequent to the Closing Date, at Buyer’s request, execute and deliver such other instruments of conveyance, assignment and transfer and take such other actions as Buyer may reasonably request in order more effectively to convey, assign, transfer to and vest in Buyer the Purchased Assets and the Purchased Contracts, subject to any restrictions under applicable Law.  Buyer shall, from time to time subsequent to the Closing Date, at Seller’s request, execute and deliver such other instruments of conveyance, assignment and transfer and take such other actions as Seller may reasonably request in order more effectively to accomplish the assumption of, and discharge Seller from responsibility for, the Assumed Liabilities.

(b)                       Notwithstanding the provisions of Section 2.2 or any other provision hereof, this Agreement and the Collateral Agreements shall not constitute an agreement to transferor assign or, vis-à-vis the Third Party to the Purchased Contract, assume, as of the Closing Date, any Purchased Contract identified on Schedule 2.2 as requiring the prior consent of any Third Party (the “Subsequently Assigned Contracts”) or any claim, right or benefit or, vis-à-vis the Third Party to the Purchased Contract, any obligation under or resulting from any such Subsequently Assigned Contract until such time as the requisite consents to such actions in respect of any such Subsequently Assigned Contract are obtained (or in some cases new contracts with Buyer or assignable to Buyer without consent are entered into), which is expected to occur after the Closing Date.  Buyer and Seller acknowledge that the Subsequently Assigned Contracts require the consents of one or more Third Parties for transfer, assignment or assumption as contemplated by this Agreement and the Collateral Agreements.  The following terms, in addition to the terms set forth above and in the Transition Services Agreement, shall govern the Subsequently Assigned Contracts:

(i)                   Without limiting the generality of the provisions relating to the Subsequently Assigned Contracts, the absence of consents with respect to the Subsequently Assigned Contracts shall not delay the Closing on the date hereof in respect of all other Purchased Contracts and other assets.

(ii)                Seller and Buyer shall use their commercially reasonable efforts to obtain any such consents with respect to the Subsequently Assigned Contracts, or in some cases to effect new contractual arrangements with no less favorable contractual terms, including as to pricing, that can either be assigned to Buyer or entered into directly with Buyer that have the effect of transferring the rights, benefits and obligations of such Subsequently Assigned Contract.  Neither Seller nor Buyer shall agree to terms for assignment of Subsequently Assigned Contracts or other arrangements with respect to Subsequently Assigned Contracts with such Third Parties without the other party’s prior written consent, which consent shall not be unreasonably withheld.

(iii)             From and after the Closing Date, Buyer shall, to the maximum extent reasonably practical, obtain all the rights and benefits of (including anyll associated Accounts Receivable), and Buyer shall pay and perform, or reimburse and indemnify Seller for, all the costs, liabilities and burdens with respect to such Subsequently Assigned Contracts as a result of facts, events or circumstances occurring, or accruing, after the Closing Date pending any assignment, transfer or implementation of new arrangements with respect to, such Subsequently Assigned Contracts.  To the extent Buyer and Seller have failed to obtain all required consents necessary to complete transfer and assignment of the Subsequently Assigned Contracts, the Parties will cooperate by extending the Transition Services Agreement or entering into another agreement on commercially reasonable terms for a reasonable period sufficient to enable Buyer to maintain service to customers without disruption and obtain for Buyer, to the extent commercially feasible for the Parties, the benefits of the Subsequently Assigned Contracts.

(iv)            Each party will notify the other promptly upon the receipt of any required consent or the implementation of any other arrangement with respect to any Subsequently Assigned Contract.  Upon such receipt or implementation (provided no other consents are required), the related Contract automatically shall be transferred and assigned to, and assumed by, Buyer, or such other arrangement shall come into full force and effect, without any further action on the part of Seller or Buyer, provided, that Seller and Buyer nonetheless shall execute and deliver to each other an Assumption Agreement or an appropriate acknowledgement of such other arrangement, which such instruments shall constitute Collateral Agreements for all purposes of this Agreement.

(c)                        Seller shall pay all fees required for the outward transfer or disconnection of telecommunications circuits related to the assignment of the Purchased Contracts under Seller’s existing Contracts with or the tariff arrangements currently binding on Seller of the providers of such circuits.  Buyer shall pay all fees required for the inward transfer, set up, connection, commencement or initiation of telecommunications circuits related to the assignment of the Purchased Contracts under Buyer’s existing Contracts with or the tariff arrangements currently binding on Buyer of the providers of telecommunications circuits.  Notwithstanding anything in this Agreement or any Collateral Agreement to the contrary, Seller shall not be required to pay any other fees, charges or Third Party expenses or make any other concessions to any Person in order to obtain any consents or enter into any arrangements as described above or otherwise in connection with this Agreement and the Collateral Agreements and the transactions contemplated hereby or thereby.  Without limiting the generality of the foregoing, except as provided above, Seller shall not be required to pay any one time set up, commencement or initiation fees for the provisioning of or transfer of any telecommunications circuits, routers, or other hardware being transferred to Buyer, provisioned for Buyer, replaced by Buyer or otherwise moved to or initiated by Buyer, nor the costs of transfer of any maintenance contracts or similar obligations related thereto, in connection with the transactions contemplated by this Agreement.

(d)                       At the Closing, Buyer and Seller shall enter into the Seller Access Agreement relating to Buyer’s use, without assignment and assumption, of certain telecommunications circuits identified therein, and Buyer shall reimburse Seller or pay or perform all the liabilities and obligations arising under or in connection with such telecommunications circuits in accordance with the provisions of the Seller Access Agreement.

(e)                        At the Closing, Buyer and Seller shall enter into the Buyer Customer Service Agreement relating to Seller’s use of certain telecommunications circuits identified therein, and Seller shall pay to Buyer all charges for use of such circuits for the full term specified for each in the Buyer Customer Service Agreement.

3.                                      REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the schedule delivered by Seller to Buyer concurrently with the execution of this Agreement (the “Seller Disclosure Schedule”), Seller hereby represents and warrants to Buyer as of the Closing Date as follows:

3.1                               Organization and Qualification

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite corporate power and authority to own, lease or license and operate the Purchased Assets as currently operated.  Seller is qualified to do business in California, Colorado, Florida, Georgia, Illinois, Michigan, Missouri, New York, Oregon, Virginia and Washington.

3.2                               Authorization; Binding Effect

(a)                        Seller has all requisite corporate power and authority to execute and deliver this Agreement and each Collateral Agreement to which it is or will be a party and to effect the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller of this Agreement and each Collateral Agreement to which it is or will be a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly approved by Seller’s board of directors, and no other corporate actions or proceedings on the part of Seller or any Affiliate of Seller are necessary to authorize the execution, delivery and performance by Seller of this Agreement or the Collateral Agreements to which it is or will be a party or the transactions contemplated hereby and thereby.

(b)                       Seller has duly and validly executed and delivered this Agreement and the Collateral Agreements to be delivered at the Closing to which it is a party.  Assuming due execution by Buyer, this Agreement and each such Collateral Agreement constitutes valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such agreements may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws and equitable principles relating to or affecting or qualifying the rights of creditors generally and general principles of equity.

3.3                               Non-Contravention; Seller’s Consents

(a)                        The execution, delivery and performance of this Agreement and the applicable Collateral Agreements by Seller, and the consummation of the transactions contemplated hereby and thereby, but subject, in any case, to the provisions of Section 2.8(b), do not and will not:

(i)                   conflict with or result in a breach or violation of any provision of any organizational documents of Seller;

(ii)                violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any Purchased Contract, or result in the creation of any Encumbrance upon any of the Purchased Assets or Purchased Contracts (other than a Permitted Encumbrance); or

(iii)             violate any Law of any Governmental Body having jurisdiction over Seller or the Purchased Assets or Purchased Contracts,

except with respect to any right-to-use licensing or certification related to the Purchased Assets and except with respect to clauses (ii) and (iii) above as would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

(b)                       Subject to the provisions hereof relating to Subsequently Assigned Contracts, no consent, authorization, order or approval of, filing or registration with, or waiver of any right of first refusal or first offer from, any Governmental Body or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Seller of this Agreement or the Collateral Agreements or the consummation by Seller of the transactions contemplated hereby or thereby, except with respect to any right-to-use licensing or certification related to the Purchased Assets and except as would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect (any such consents, approvals, orders, authorizations, registrations, declarations and filings listed on the Seller Disclosure Schedule being referred to herein collectively as the “Seller’s Consents”).

3.4                               Title to Purchased Assets

(a)                        Subject to the provisions hereof relating to Subsequently Assigned Contracts, (i) Seller has good and valid title to, or a valid and binding leasehold interest or license in, the Purchased Assets and the Purchased Contracts, free and clear of any Encumbrance except for Permitted Encumbrances, and (ii) assuming receipt of the Seller’s Consents has the full right to sell, convey, transfer, assign and deliver the Purchased Assets and Purchased Contracts to Buyer at the Closing, free and clear of all Encumbrance except for Permitted Encumbrances, except with respect to any right-to-use licensing or certification related to the Purchased Assets.

(b)                       All of the tangible Purchased Assets are in operating condition and repair reasonably sufficient for their current use as conducted by Seller (with the exception of normal wear and tear).

(c)                        The Purchased Assets and the Purchased Contracts are sufficient to allow Seller in conjunction with its general infrastructure and personnel to perform its current obligations under the Purchased Contracts as currently being performed by Seller.

3.5                               Licenses and Permits

Seller is in compliance with the Licenses and Permits, if any, which are required for it to own, lease or operate the Purchased Assets as currently owned, leased and operated by Seller in its current business, except where the failure to be so would not individually or in the aggregate have a Material Adverse Effect, and no Action is pending or, to Seller’s Knowledge, threatened to revoke or limit any such License or Permit, except in either case as would not individually or in the aggregate have a Material Adverse Effect.

3.6                               Compliance With Laws; Litigation

(a)                        Except as would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect, Seller is in compliance with all Laws of or from Governmental Bodies applicable to the Purchased Assets and the Purchased Contracts.

(b)                       There are no Actions pending (to Seller’s Knowledge with respect to government investigations) or, to Seller’s Knowledge, threatened against Seller or, to Seller’s Knowledge, any of its officers, directors, employees, agents or stockholders in their capacity as such, in each case with respect to the Purchased Assets or the Purchased Contracts.  Seller is not subject to any order (consent or other), judgment, decree, injunction or stipulation of or with any court or other Governmental Body that names Seller and imposes a material ongoing obligation with respect to the operation of the Purchased Assets or the Purchased Contracts.

(c)                        There are no Actions pending (to Seller’s Knowledge with respect to government investigations) or, to Seller’s Knowledge, threatened by or against Seller with respect to this Agreement or any of the Collateral Agreements, or in connection with the transactions contemplated hereby or thereby, that would reasonably be expected to prevent or materially delay the consummation by Seller of the transactions contemplated hereby or thereby or would reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

(d)                                 Seller is in compliance with all Benefit Plans and ERISA obligations arising from or relating to the employment of the Identified Employees with Seller, and the consummation of the transactions contemplated by this Agreement and the Collateral Agreements will not result in a violation or breach of any Benefit Plan, ERISA obligation or other relevant employment Law, except in each case as would not, individually or in the aggregate, resulting any material liability to Buyer.

3.7                               Identified Employees

Seller is in compliance with all Laws regarding employment of the Identified Employees, except for any failures to comply that would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.  Seller is not a party to any collective bargaining or other labor union contract applicable to Identified Employees in the United States and no such collective bargaining agreement is being negotiated by Seller.

3.8                               Contracts

(a)                        Seller has made available to Buyer (through Seller’s virtual data room or otherwise) (i) to the extent they are in writing, true, accurate and complete copies of each of the Purchased Contracts and (ii) to the extent they are not in writing, a written description of each of the Purchased Contracts.

(b)                       Each Purchased Contract was entered into by Seller in the ordinary course of business.

(c)                        To Seller’s Knowledge, each of the Purchased Contracts is valid and binding on Seller and on the other parties thereto in accordance with its terms and is in full force and effect.  Seller has not received any written notice that it is in default or breach of or is otherwise delinquent in performance in any material respect under any Purchased Contract.  To Seller’s Knowledge, each of the other parties thereto has performed in all material respects all obligations required to be performed by it and is not in default in any material respect thereunder.

3.9                               Real Property

(a)                        Subschedule 2.2.d to the definitive Schedule 2.2 (Purchased Contracts) attached hereto sets forth (i) a true, accurate and complete list of all of the leases of real property (the “Real Property Leases”) included in the Purchased Contracts and (ii) the street addresses of all of such leased real property.

(b)                       All rent and other amounts due and payable with respect to the Real Property Leases prior to the date hereof have been paid through the date of this Agreement.

3.10                        Taxes

(a)                        There are no liens for Taxes upon any of the Purchased Assets, except for liens for Taxes not yet due and payable.

(b)                       Seller has paid all material Taxes required to be paid by it with respect to the Purchased Assets.

3.11                        Brokers

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from Buyer in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates.

3.12                        Environmental Matters.

Except as would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect:

(a)                        Seller is operating the Purchased Assets in compliance with all Environmental Laws;

(b)                       Seller has not, and, to Seller’s Knowledge, no other person has, used, stored, disposed of, released or managed (whether by act or omission) any Hazardous Substances in a manner that could be expected to result in the owner or operator of the Purchased Assets incurring any liability or expense;

(c)                        Seller has not received any notice from any Governmental Body that Seller is in violation of any Environmental Law in connection with its operation of the Purchased Assets; and

(d)                       Seller is not subject to any pending or, to Seller’s Knowledge, threatened Action in connection with the Purchased Assets involving a demand for damages, injunctive relief, penalties or other potential liability with respect to violation of any Environmental Law or Hazardous Substance.

3.13                        Schedule 2.6

Seller warrants that definitive Schedule 2.6 setting forth the amount calculated as Net Working Capital, and the supporting schedules thereto setting forth the amounts of the components of Net Working Capital, are in each case accurate.

3.14                        No Knowledge of Misrepresentations or Omissions; No Additional Representations or Warranties

Seller has no Knowledge that the representations and warranties of Buyer contained in this Agreement or any Collateral Agreement are not true and correct.  Seller acknowledges that neither Buyer nor any of its respective Affiliates nor any other Person acting on its behalf has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Buyer or any other matter, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be disclosed on the Schedules hereto.

3.15                        No Other Representations

Except for the representations and warranties contained in this Article 3 or in the Collateral Agreements, Seller makes no representations, express or implied, written or oral, and hereby to the maximum extent permitted by law disclaims any such representation or warranty (including any warranty of merchantability or fitness for a particular purpose), whether by Seller, its Affiliates or any of their officers, directors, employees or other agents or representatives or any other Person.

4.                                      REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the schedule delivered by Buyer to Seller concurrently with the execution of this Agreement (the “Buyer Disclosure Schedule”), each of Buyer and Parent hereby represents and warrants to Seller as of the Closing Date as follows:

4.1                               Organization and Qualification

Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has all requisite corporate power and authority to own, lease or license and operate the Purchased Assets and to perform under the Purchased Contracts and the Assumed Liabilities as contemplated by this Agreement and the Collateral Agreements.

4.2                               Authorization; Binding Effect

(a)                        Each of Buyer and Parent has all requisite corporate power and authority to execute and deliver this Agreement and each Collateral Agreement to which it is or will be a party and to effect the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of Buyer and Parent of this Agreement and each Collateral Agreement to which it is or will be a party and the consummation by Buyer and Parent, respectively, of the transactions contemplated hereby and thereby have been duly and validly approved by Buyer’s or Parent’s board of directors, and no other corporate actions or proceedings on the part of Buyer or Parent or any affiliate of Buyer or Parent are necessary to authorize the execution, delivery and performance by Buyer or Parent of this Agreement or the Collateral Agreements to which it is or will be a party or the transactions contemplated hereby and thereby.

(b)                       Each of Buyer and Parent has duly and validly executed and delivered this Agreement and the Collateral Agreements to be delivered at Closing to which it is a party.  Assuming due execution by Seller, this Agreement and each such Collateral Agreement constitutes valid and legally binding obligations of Buyer and Parent, as applicable, enforceable against it in accordance with its respective terms, except as such agreements may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws and equitable principles relating to or affecting or qualifying the rights of creditors generally and general principles of equity.

4.3                               Non-Contravention; Buyer’s Consents

(a)                        The execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer and Parent, as applicable, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)                   conflict with or result in a breach or violation of any provision of any organizational documents of Buyer or Parent,

(ii)                violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any Contract to which Buyer or Parent is a party or by which it or its assets or properties are bound, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of its assets or properties, which violation, breach, default or Encumbrance would individually or in the aggregate be material to Buyer or Parent or materially impair or delay or prevent the consummation of the transactions contemplated hereby, or

(iii)             violate any Law of any Governmental Body having jurisdiction over Buyer or Parent or any of its properties, which violation would individually or in the aggregate be materially adverse to Buyer or Parent.

(b)                       No consent, authorization, order or approval of, filing or registration with, or waiver of any right of first refusal or first offer from, any Governmental Body or any other Person not party to this Agreement is necessary in connection with the execution, delivery and performance by Buyer and Parent of this Agreement or the Collateral Agreements or the consummation by Buyer of the transactions contemplated hereby or thereby, that has not been obtained except as would not individually or in the aggregate be materially adverse to Buyer or Parent (any such consents, approvals, orders, authorizations, registrations, declarations and filings listed on the Buyer Disclosure Schedule being referred to herein collectively as the “Buyer’s Consents”).

(c)                        Based on the information disclosed to Buyer and Parent by Seller prior to the Closing Date, each of Buyer and Parent, by its respective board of directors or properly authorized committee thereof, has determined, in good faith and in accordance with 16 C.F.R. Section 801.10(b), that the fair market value of the assets acquired hereunder is less than $50 million; provided, that this representation and warranty is made solely for the purpose of determining the applicability to the transactions contemplated by this Agreement of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

4.4                               Compliance with Laws; Litigation

Except as would not individually or in the aggregate prevent or materially delay the consummation by Buyer or Parent of the transactions contemplated hereby and by the Collateral Agreements,

(a)                        Buyer is in compliance with all Laws of or from Governmental Bodies; and

(b)                       There are no Actions pending against Buyer or Parent or, to the Knowledge of either Buyer or Parent, threatened by or against either Buyer or Parent with respect to this Agreement or any of the Collateral Agreements, or in connection with the transactions contemplated hereby or thereby.

4.5                               No Knowledge of Misrepresentations or Omissions; No Additional Representations or Warranties

Neither Buyer nor Parent has no Knowledge that the representations and warranties of Seller contained in this Agreement or any Collateral Agreement are not true and correct.  Each of Buyer and Parent has conducted its own independent review and analysis of the Purchased Assets, the Purchased Contracts, and the Assumed Liabilities, and Buyer has been provided such access to the personnel, properties, premises and records of Seller relating to the Purchased Assets, the Purchased Contracts, and the Assumed Liabilities as it has requested for such purpose.  Each of Buyer and Parent acknowledges that neither Seller nor any of its Affiliates, or any other Person acting on behalf of Seller (a) has made any representation or warranty, express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Purchased Assets or Purchased Contracts or any other asset or matter, or (b) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, the Purchased Assets, the Purchased Contracts or the Assumed Liabilities or any other asset or matter, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be disclosed on the Schedules hereto.

4.6                               Brokers

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from Buyer in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer or Parent or any Affiliate thereof.

4.7                               No Other Representations

Except for the representations and warranties contained in this Article 4 or in the Collateral Agreements, neither Buyer nor Parent makes no representations, express or implied, written or oral, and hereby to the maximum extent permitted by law disclaims any such representation or warranty (including any warranty of merchantability or fitness for a particular purpose), whether by Buyer or Parent, any of their respective Affiliates or officers, directors, employees or other agents or representatives or any other Person.

5.                                      CERTAIN COVENANTS

5.1                               Access to Information

(a)                        For a period of three (3) years after the Closing Date, upon reasonable prior written notice, Buyer and Seller shall furnish or cause to be furnished to each other and their employees, agents, auditors and representatives access, during normal business hours, to such information, books and records relating to the Purchased Assets, Purchased Contracts and Assumed Liabilities as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of Tax Returns, reports or forms for the defense of any Tax claims, assessments, audits or disputes, or the prosecution or defense of any Action and shall cooperate with each other to the extent reasonably requested for the preparation of such financial reporting, accounting and Tax matters, provided, that with respect to any Tax Returns or other records relating to Tax matters or any other Action, either party shall have reasonable access to such information until the applicable statute of limitations, if any, shall have expired, and provided, further, that in either case such access shall be subject to reasonable and customary restrictions with respect to confidentiality.  Except as otherwise agreed in writing, each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.1(a).  Each party shall have the right to copy any of such records at its own expense.  Neither party shall be required by this Section 5.1(a) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

(b)                       Seller and Buyer each agree to preserve, for at least three (3) years after the Closing Date, all material books, ledgers and other records that are (i) reasonably related to the Purchased Assets or Purchased Contracts and (ii) in their possession; provided, that each party will preserve all such material books, ledgers and other records relating to Tax matters until expiration of the applicable statute of limitations.  After such three (3) years period or expiration of the applicable statute of limitations and at least five (5) days prior to the planned destruction of any such books, ledgers or other records, but in any event no longer than the later of three (3) years after the Closing Date or the expiration of the applicable statue of limitations, the party planning to destroy such books, ledgers or other records shall notify in writing and shall make available to the other, upon its reasonable request, such books, ledgers and other records.

5.2                               Taxes

(a)                                  Seller and Buyer acknowledge and agree that (i) Seller will be responsible for and will perform all applicable Tax withholding, payment and reporting duties with respect to any wages and other compensation and benefits paid or provided by Seller to any Hired Employee for a taxable period or portion thereof ending on or prior to the respective New Hire Date, and (ii) Buyer will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation and benefits paid or provided by Buyer or any of its Affiliates to any Hired Employee for any taxable period or portion thereof beginning on or after the respective New Hire Date.

(b)                                 Buyer and Seller shall use reasonable efforts to agree upon an allocation of the Purchase Price (including the amount of Assumed Liabilities that are liabilities for federal income tax purposes) among the Purchased Assets and, to the extent applicable, Purchased Contracts (the “Allocation Agreement”), consistent with Section 1060 of the Code and the Treasury Regulations thereunder. The Allocation Agreement shall contain such additional terms pertaining to Tax reporting and such other matters as Buyer and Seller may agree.  If Buyer and Seller are unable to agree upon an allocation of the Purchase Price within thirty (30) days following the Closing Date, Buyer and Seller shall each be permitted to allocate the Purchase Price in accordance with their independent determinations and to file their Tax Returns consistently therewith.

(c)                                  Following the Closing, Buyer and Seller shall cooperate fully with respect to all Tax matters, including any disputes with any Governmental Body concerning the allocation of the Purchase Price hereunder.

(d)                                 All sales, use, transfer, filing, recording, registration, excise, privilege, stamp or similar Taxes that may be imposed by or payable to any Governmental Body by reason of the transactions contemplated by this Agreement and the Collateral Agreements shall be paid by Buyer.  Seller shall cooperate reasonably with Buyer in timely making and filing all filings, reports and forms as may be required with respect to any Taxes described in the preceding sentence.

(e)                                  Seller shall be responsible for income Taxes and franchise Taxes (to the extent based on net income) imposed on Seller as result of the transactions contemplated by this Agreement and the Collateral Agreements.

(f)                                    The liability of Seller for real, personal and intangible personal property Taxes related to the Purchased Assets and Purchased Contracts shall be equal to the amount of all such property Taxes based on assessments made by the relevant Governmental Body or Tax filings made by Seller prior to the Closing Date, regardless of the period to which such Taxes relate.  The liability of Buyer for real, personal and intangible personal property Taxes related to the Purchased Assets and Purchased Contracts shall be equal to the amount of all such property Taxes based on assessments made by the relevant Governmental Body or Tax filings made by Buyer on or following the Closing Date, regardless of the period to which such Taxes relate.  As a result no allocating or prorating of property Tax invoices or liabilities between the Parties will be conducted.  Each of Buyer and Seller agrees that the liability of the Parties for Taxes subject to this Section 5.2(f) shall be paid promptly by the party liable for such Tax to the appropriate Governmental Body.  The party paying such liability to the applicable Governmental Body shall provide proof of such payment promptly upon reasonable request by the other party.

5.3                               Employees; Employee Benefits

Buyer shall, and Seller shall permit Buyer to, interview the employees of Seller identified on Attachment I (the “Identified Employees”) and make offers of employment to each of the Identified Employees in accordance with, and pursuant to the terms and conditions described in, Attachment I.  Any Identified Employee who accepts any such offer of employment extended by Buyer shall be referred to herein as a “Hired Employee.”  The employment by Buyer of each

Hired Employee shall commence upon a date agreed by Seller (the actual date that the Hired Employee commences employment with Buyer being referred to herein at such Hired Employee’s “New Hire Date”).

5.4                               Regulatory Compliance

Seller and Buyer shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to:

(i)                   obtain from Governmental Bodies any consents, licenses, permits, waivers, approvals, authorizations or orders required to (A) be obtained or made by Seller or Buyer or any of their Affiliates to consummate the transactions contemplated by this Agreement or (B) avoid any action or proceeding by any Governmental Body in connection with the authorization, execution and delivery of this Agreement and permit the consummation of the transactions contemplated hereby to occur as soon as reasonably possible, and

(ii)                promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law.  Seller and Buyer shall cooperate with each other in connection with the making of all filings referenced in the preceding sentence.

Seller and Buyer each shall bear its own costs and expenses in connection with its performance under this Section 5.4.

5.5                               Inadvertent Payments and Transfers

In the event that record or beneficial ownership or possession of any Excluded Asset or Excluded Liability, or payment of any amount to which Buyer is not entitled, is for any reason transferred to, or otherwise received by, Buyer on or after the Closing Date, Seller and Buyer shall use their reasonable best efforts to transfer or return, or cause to be transferred or returned, to Seller as promptly as practicable such payment, Excluded Asset or Excluded Liability, and pending such transfer or return to Seller, Buyer shall hold such payment, Excluded Asset or Excluded Liability and use commercially reasonable efforts to provide to Seller all of the benefits and liabilities associated with the ownership and operation of such payment, Excluded Asset or Excluded Liability and, accordingly, Buyer shall cause such payment, Excluded Asset or Excluded Liability to be applied, operated or retained as may reasonably be instructed by Seller.  In the event that any party to any of the Purchased Contracts after the date hereof delivers to Seller any funds that pursuant to the terms hereof are to be paid to Buyer, Seller shall pay such funds to Buyer as soon as reasonably practical after Seller obtains Knowledge of the receipt thereof.

5.6                               Additional Covenants

(a)                        For and in consideration of the transactions contemplated in this Agreement and the Collateral Agreements, Seller shall, until the three-year anniversary of the Closing Date, not solicit, directly or through any Affiliate of Seller, for the provision solely in the Applicable Geographic Area (as defined below)(1) of internet access services similar to the services provided under the Customer Contracts and assumed by Buyer pursuant to this Agreement (the “Services”), any of the customers under the Customer Contracts; provided, that this provision shall not prevent Seller (or any Affiliate of Seller) from conducting general solicitations for customers by use of advertisements or the media that are not directly targeted at such customers. As used herein, “Applicable Geographic Area” means the Local Access and Transport Area (LATA) within which the Point of Presence (POP) is located from which a customer is receiving Services under the applicable Customer Contract as of the Closing Date.

(b)                     For and in consideration of the transactions contemplated in the Agreement and the Collateral Agreements, Buyer shall, until the two-year anniversary of the Closing Date, purchase from Seller, on Seller’s customary terms and conditions, all web hosting services to be resold by Buyer to any third party (including any customer under the Purchased Contracts) that authorizes Buyer on its behalf to acquire web hosting services solely in North America; provided, that Seller shall have responded properly in a timely manner to any requests for bids with respect to such services to be provided on behalf of such third party and shall have met or exceeded all material terms proposed by any other service provider bidding on such services; and provided, further, that Buyer shall not be required to purchase such services from Seller if Buyer determines in good faith that it is commercially impracticable or otherwise inadvisable to do so or that it is required by law or required or requested by the third party not to do so or to use a third party, including as a result of Buyer’s commitments with other providers.

5.7                               Confidentiality

(a)                        For a period of three (3) years after the Closing Date, Seller will not, and Seller will use reasonable commercial efforts to cause its Affiliates not to, use for its or their own benefit or divulge or convey to any Third Party, any Confidential Information relating to the Purchased Assets or Assumed Liabilities.

(b)                       Notwithstanding the foregoing, Seller shall not be deemed to have violated this Section 5.7 if Seller or any of its Affiliates receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Body, and Seller or such Affiliate, to the extent not inconsistent with such request and to the extent time reasonably allows:  (i) notifies Buyer of the existence, terms and circumstances surrounding such request; (ii) consults with Buyer on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of any Confidential Information is advisable, to prevent such Seller or such Affiliate or any of its or their partners, principals or employees from becoming subject to any penalty, to furnish only such portion of the Confidential Information as it reasonably determines that Seller or such Affiliate is legally obligated to disclose and to exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

(1)   This schedule will reference the geographic areas represented by the customer contracts being transferred to Buyer in this transaction.

(c)                        For purposes of this Agreement, “Confidential Information” consists of all information, knowledge or data related solely to the Purchased Assets, Purchased Contracts or Assumed Liabilities not in the public domain or otherwise publicly available which are treated as confidential by Seller as of the date hereof, provided, that Confidential Information shall not include information that:  (i) enters the public domain or is or becomes publicly available, so long as neither Seller nor any of its respective Affiliates, directly or indirectly, improperly causes such information to enter the public domain, (ii) after the date of this Agreement becomes known to Seller or any of its Affiliates on a nonconfidential basis from a source that, to Seller’s Knowledge, is not prohibited from disclosing such information to Seller or such Affiliate by a contractual or other legal duty owed to Buyer, or (iii) after the date of this Agreement is developed independently by Seller or any Affiliate of Seller without violation of this Agreement.

6.                                      CLOSING

6.1                               Closing

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morrison & Foerster LLP in Denver, Colorado, concurrently with the execution of this Agreement; provided, that such closing shall be effective as of 12:00 midnight Central Time on November 30, 2004, (such date and time being referred to herein as the “Closing Date”).

6.2                               Deliveries by Seller

Unless otherwise specified below, concurrently with the execution of this Agreement, Seller is delivering to Buyer the following:

(a)                        a bill of sale for the Purchased Assets substantially in the form of Exhibit A (the “Bill of Sale”), duly executed by Seller; and

(b)                       within 7 business days following the Closing Date, originals of all of the written Contracts that constitute Purchased Contracts other than the Subsequently Assigned Contracts.

6.3                               Deliveries by Buyer

Concurrently with the execution of this Agreement, Buyer is delivering to Seller the Purchase Price.

6.4                               Additional Agreements

Concurrently with the execution of this Agreement, Buyer and Seller, as applicable, are entering into the following agreements,

(a)                        the Assignment and Assumption Agreement in the form of Exhibit B (the “Assumption Agreement”);

(b)                       the Seller Access Agreement in the form of Exhibit C (the “Seller Access Agreement”);

(c)                      the Transition Services Agreement, in the forms of Exhibit D (the “Transition Services Agreement”);

(d)                     the Buyer Customer Service Agreement in the form of Exhibit E (the “Buyer Customer Service Agreement”).

6.5                               Contemporaneous Effectiveness

All acts and deliveries prescribed by this Section 6, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

7.                                      JOINT AND SEVERAL OBLIGATIONS

Parent hereby agrees that it is and shall be jointly and severally obligated with Buyer for each and every representation, warranty, liability, covenant, agreement and other obligation of Buyer under this Agreement and each of the Collateral Agreements.  In furtherance, and not in limitation, of the foregoing, Buyer and Parent acknowledge and agree that Seller may proceed against either or both of Parent and Buyer with respect to each and every such representation, warranty, liability, covenant, agreement or other obligation without first proceeding against the other, regardless of whether or not Seller has made any demand on Buyer or Parent, as the case may be, and Parent agrees to make or perform each such representation, warranty, liability, covenant, agreement and other obligation as if it were Buyer.  Each of Parent and Buyer further acknowledges and agrees that Seller may rely upon, and is relying upon, this Article 7 in entering into this Agreement and the Collateral Agreements.

8.                                      SURVIVAL AND INDEMNITY

The rights and obligations of Buyer and Seller under this Agreement shall be subject to the following terms and conditions:

8.1                               Survival of Representations and Warranties

The representations and warranties of Buyer and Seller contained in this Agreement and in any Collateral Agreement shall survive the Closing for twelve (12) months, except (i) the Tax Warranties, which shall survive for the applicable statutes of limitations, and (ii) the Title and Authorization Warranties, which shall survive forever.  Neither Seller nor Buyer shall have any liability whatsoever with respect to any such representations or warranties unless a claim is made hereunder prior to expiration of the survival period for such representation or warranty.

8.2                               General Agreement to Indemnify

(a)                        Seller and Buyer (whichever has the obligation to indemnify, defend and hold harmless, the “Indemnifying Party”) shall indemnify, defend and hold harmless the other party hereto and their Affiliates and any employee, representative, agent, director, officer, partner or principal, as applicable, or assign of such party and their Affiliates (each, an “Indemnified Party”) from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees and costs) (collectively, “Losses”) incurred by any Indemnified Party related to, or arising out of or resulting from:

(i)                   any breach of or any inaccuracy in any representation or warranty of the Indemnifying Party contained in this Agreement or any Collateral Agreement, or

(ii)                any breach by the Indemnifying Party of any covenant or agreement of such party contained in this Agreement or any Collateral Agreement.

Buyer further shall indemnify, defend and hold harmless Seller and its Affiliates and any employee, representative, agent, director, officer, partner or principal, as applicable, or assign of Seller and its Affiliates from and against any Losses related to, or arising out of or resulting from right-to-use licensing or certification with respect to the Purchased Assets on or after the Closing Date.

(b)                       Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, both parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, and make available such employees, as may be reasonably requested in connection therewith, except that nothing herein shall permit Seller, or require Buyer as a condition to obtaining indemnification, to seek to collect back sales or use Tax from clients or customers in connection with the Purchased Assets.

(c)                        The indemnification obligations of each party hereto under this Article 8 shall inure to the benefit of the Affiliates of the other party and the employees, representatives, agents, directors, officers, partners and principals, as applicable, of the other party hereto and their Affiliates on the same terms as are applicable to such other party.

(d)                       Seller’s and Buyer’s liability for all claims made under Section 8.2(a)(i) shall be subject to the following limitations:

(i)                   Seller or Buyer shall have no liability for any Losses unless the aggregate of all Losses for which Seller or Buyer would, but for this provision, be liable exceeds on a cumulative basis an amount equal to $50,000 (the “Threshold”), provided, that if such Losses of Seller or Buyer on a cumulative basis exceed the Threshold, Buyer or Seller, as the case may be, shall be entitled to indemnification hereunder only to the extent of such excess;

(ii)                Seller’s or Buyer’s aggregate liability for all Losses shall in no event exceed $1,000,000 (the “Cap”); and

(iii)             no Indemnified Party may make a claim for indemnification under Section 8.2(a)(i) for breach by the Indemnifying Party of a particular representation or warranty after the expiration of the survival period specified in Section 8.1.

(e)                        The amount of any Loss for which indemnification is provided under this Section 8 shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Loss.

(f)                          Notwithstanding anything herein or in the Collateral Agreements to the contrary, neither of the parties hereto or thereto shall be liable to the other, whether in contract, tort or otherwise, for any special, indirect, incidental, consequential, punitive or exemplary or other similar type of damages whatsoever, which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder or the Collateral Agreements (other than through fraud), including loss of profits, business interruptions and claims of customers.

(g)                       Each party further acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Collateral Agreements, the transactions contemplated hereby, the Purchased Assets and its assets, liabilities and business (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article 8.  In furtherance of the foregoing, each party hereby waives and releases, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the other party and its Affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article 8) arising out of or related to this Agreement and the Collateral Agreements.  Subject to the terms of the Escrow Agreement, the Buyer may satisfy any indemnification claims by offset against the Escrow Amount.  The preceding sentence shall not be deemed to limit Buyer’s right to seeking additional remedies against Seller for indemnification claims hereunder.  Notwithstanding the foregoing, nothing in this Section 8.2(g) or elsewhere in this Agreement shall be deemed to limit any party’s right to seek specific performance or other equitable relief in any court of competent jurisdiction of its rights and remedies hereunder or in any Collateral Agreement.

8.3                               General Procedures for Indemnification

(a)                        In order for the Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”) or any other indemnifiable claim, such Indemnified Party must notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim or other claim as promptly as reasonably practical, and in any event within fourteen (14) Business Days, after receipt by such Indemnified Party of written notice of the Third Party Claim or actual notice of any other indemnifiable claim; provided, that the failure of the Indemnified Party to give notice in the manner specified above shall not relieve the Indemnifying Party of its obligations under this Article 8 except to the extent (if any) that the Indemnified Party shall have been actually prejudiced thereby.

(b)                       If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and to assume the defense thereof with counsel selected by the Indemnifying Party which is reasonably satisfactory to the Indemnified Party.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless the Indemnified Party reasonably determines (with the advice of its counsel) that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party would present such counsel with a conflict of interest, in which case such Indemnified Party may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such separate counsel.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnified Party shall have given notice of the Third Party Claim as provided above).  All reasonable attorneys’ fees and expenses shall count towards the Losses that are subject to indemnity limit specified in Section 8.2(d).

(c)                        If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (subject to the preceding sentence), separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.

(d)                       If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnified Parties shall reasonably cooperate with the Indemnifying Party in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)                        Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party shall recommend that provides for complete release of the Indemnified Party, provided, that such settlement, compromise or discharge does not require any expenditures on the part of Buyer and does not include any equitable award or relief.

(f)                          Each of Seller and Buyer shall make commercially reasonable efforts to mitigate any claim or other liability with respect to which one party is obligated to indemnify the other party hereunder.

9.                                      MISCELLANEOUS PROVISIONS

9.1                               Notices

Except as otherwise provided herein or in a Collateral Agreement, all notices and other communications hereunder and under the Collateral Agreements shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by a nationally recognized overnight delivery service (receipt requested), fee prepaid, (iii) sent via facsimile with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)                                      If to Seller, to:

Verio Inc.
8005 South Chester St., Ste. 200
Englewood, CO 80112
Attention:  Chief Financial Officer
Fax:  (303) 708-2494

With a copy to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention:  Gavin B. Grover
Fax:  (415) 268-7522

(b)                                     If to Buyer, to:

SFX Acquisition, Inc.
1015 31st Street, N.W.
Washington, D.C. 20007

Attention: General Counsel
Fax:  (202) 338-8798

With a copy to:

Latham & Watkins LLP
555 Eleventh Street, Suite 1000

Washington, D.C. 20004

Attention: David McPherson
Fax:  (202) 637-2201

(c)                                      If to Parent, to:

Cogent Communications, Inc.
1015 31st Street, N.W.
Washington, D.C. 20007
Attention: General Counsel
Fax:  (202) 338-8798

With a copy to:

Latham & Watkins LLP
555 Eleventh Street, Suite 1000
Washington, D.C. 20004
Attention: David McPherson
Fax:  (202) 637-2201

9.2                               Expenses

Except as otherwise provided in this Agreement or the Collateral Agreements, each party will pay its own costs and expenses, including legal and accounting expenses, related to the transactions contemplated by this Agreement and the Collateral Agreements, irrespective of when incurred.

9.3                               Entire Agreement

The agreements of Seller and Buyer, which is comprised of this Agreement, the Schedules and Exhibits hereto and the documents referred to herein, including the Collateral Agreements, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement and the Collateral Agreements.

9.4                               Waiver of Jury Trial

Each of the parties irrevocably waives the right to a jury trial in connection with any legal proceeding relating to this Agreement or any of the Collateral Agreements or the enforcement of any provision hereof or thereof.

9.5                               Governing Law

This Agreement and the Collateral Agreements will be construed in accordance with and governed by the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State without regard to conflicts of laws principles thereof.

9.6                               Waiver

The rights and remedies of the parties to this Agreement and the Collateral Agreements are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by Law, (a) no claim or right arising out of this Agreement or the Collateral Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or noncompliance; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the Collateral Agreements.

9.7                               No Oral Modification

Neither this Agreement nor any Collateral Agreement may be amended except by a written agreement executed by all of the parties hereto or thereto.  Any attempted amendment in violation of this Section 9.7 will be void ab initio.

9.8                               Assignments; Successors

No party may assign any of its rights under this Agreement or any Collateral Agreements without the prior written consent of the other parties hereto or thereto.  Subject to the preceding sentence, this Agreement and the Collateral Agreements will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

9.9                               Severability

If any provision of this Agreement or the Collateral Agreements is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement and the Collateral Agreements will remain in full force and effect; provided, that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of such provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

9.10                        Specific Performance

Each party recognizes and affirms that in the event of breach by him or it of any of the provisions of Sections 5.6 or 5.7 money damages would be inadequate and the other parties would have no adequate remedy at law.  Accordingly, each party agrees that the other parties shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their respective rights and the breaching party’s obligations under Sections 5.6 or 5.7 not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of Sections 5.6 or 5.7.

9.11                        Limitations on Public Disclosure

Buyer and Parent shall consult with Seller before issuing any press release, or making any public announcement or filing with a Governmental Body, with respect to this Agreement or any Collateral Agreement and shall not issue any such press release, or make any such public statement or filing without the prior consent of Seller, which shall not be unreasonably withheld or delayed; provided, that Parent may, without the prior consent of Seller, issue such press release, or make such public statement or filing, as may upon the advice of counsel be required by Law if it has used reasonable efforts to consult with Seller.

9.12                        No Third Party Beneficiaries

Nothing in this Agreement or the Collateral Agreements, express or implied, is intended to or shall constitute the parties hereto as partners or as participants in a joint venture.  This Agreement is solely for the benefit of the parties hereto and, only to the extent provided in Section 8 hereof, their respective Affiliates and employees, representatives, agents, directors, officers, partners or principals, as applicable, or their respective assigns, for whom the parties shall be entitled to enforce this Agreement, and no provision of this Agreement shall be deemed to confer upon any other Third Parties any remedy, claim, liability, reimbursement, cause of action or other right.  Nothing in this Agreement or the Collateral Agreements shall be construed as giving to any Identified Employee, or any other individual, any right or entitlement under any Benefit Plan, policy or procedure maintained by Seller.

9.13                        Time of the Essence

With regard to all dates and time periods set forth or referred to in this Agreement and the Collateral Agreements, time is of the essence.

9.14                        Counterparts

This Agreement and the Collateral Agreements each may be executed simultaneously in two or more counterparts, each of which will be deemed to be an original copy hereof or thereof and all of which together will be deemed, respectively, to constitute one and the same agreement.

9.15                        Waiver of Compliance with Bulk Transfer Laws

Buyer hereby waives compliance by Seller with the provisions of any bulk transfer laws that may be applicable to the transactions contemplated hereby and by the Collateral Agreements.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on its behalf by its duly authorized officers as of the date first written above.

SELLER:

VERIO INC.

By:	/s/ Calvin Quan
Name: Calvin Quan
Title: Chief Financial Officer

BUYER:

SFX ACQUISITION, INC.

By:	/s/ Dave Schaeffer
Name: Dave Schaeffer
Title: President

PARENT:

COGENT COMMUNICATIONS, INC.

By:	/s/ Dave Schaeffer
Name: Dave Schaeffer
Title: President